Exhibit 10.7

March 12, 2025

Robert D. Martini

Re:	Special Recognition Bonus

Dear Rob:

With respect to your unpaid Special Recognition Bonus of $595,000 (“Unpaid Special Recognition Bonus”) set forth in your Amended and Restated Employment Agreement dated March 19, 2022 by and between you and Purple Innovation, Inc. (“Company”) (as amended by the amendment dated January 26, 2024, your “Employment Agreement”), you and the Company agree that if a Change in Control (as defined in the Employment Agreement”) occurs prior to August 1, 2025, you remain continuously employed by the Company until the consummation of the Change in Control, and neither you nor the Company have given notice of your termination of employment at any time prior to the consummation of the Change in Control, then:

(i)	such Unpaid Special Recognition Bonus will be paid to you upon the consummation of the Change in Control, and

(ii)	the requirement in your Employment Agreement that you immediately repay to the Company the full amount of the Special Recognition Bonus (as defined in your Employment Agreement) if prior to June 30, 2026 your employment with the Company ends for any reason (other than as a result of the Company’s termination of your employment without Cause (as defined in the Employment Agreement)) or you or the Company have given notice of your termination of employment before then (but excluding a notice by the Company of your termination without Cause or a notice by you of a Good Leaver Retirement Notice (as defined in the Employment Agreement)) will no longer be applicable upon the consummation of the Change in Control.

All other terms and conditions of the Special Recognition Bonus and the Employment Agreement remain in full force in effect.

Yours sincerely,

By:	/s/ Todd E. Vogensen
	Todd E. Vogensen, Chief Financial Officer	Date: March 12, 2025

Accepted and Agreed to by:

By:	/s/ Robert T. DeMartini
	Robert T. DeMartini	Date: March 12, 2025